Exhibit 10.44

Stock Option Agreement

This Stock Option Agreement (“Agreement”) is dated as of this 29th day of November, 2011, by and among Mission Broadcasting, Inc., a Delaware corporation (“Mission”), Nancie J. Smith, a resident of the State of Ohio (“Smith”), Dennis Thatcher, a resident of the State of Ohio (“Thatcher”), and Nexstar Broadcasting, Inc., a Delaware corporation (“Nexstar”).

WHEREAS, Mission owns or holds certain assets (the “Station Assets”), including the licenses and other authorizations issued by the Federal Communications Commission (the “FCC”), used or useful in the operation of certain television broadcast stations (the “Stations”).

WHEREAS, Smith and Thatcher own all of the issued and outstanding capital stock of Mission (the “Capital Stock”).

WHEREAS, Nexstar is a guarantor of Mission’s obligations under that certain Third Amended and Restated Credit Agreement, dated as of April 1, 2005 by and among Mission, certain Lenders (as defined therein) and Bank of America, N.A., as administrative agent, as amended.

WHEREAS, Mission has previously granted to Nexstar one or more options to purchase the Station Assets.

WHEREAS, Nexstar desires to have an option to acquire all of the Capital Stock, and Smith and Thatcher are willing to provide Nexstar with an option to acquire the Capital Stock in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Option.  Subject to the terms and conditions of this Agreement, Smith and Thatcher, each for themselves, hereby grant Nexstar an option (the “Option”) to acquire, on one or more occasions, any or all of the issued and outstanding Capital Stock of the Company.

a.	In consideration of the transfer and delivery of the Capital Stock to Nexstar, Nexstar will pay to Smith and Thatcher the “Cash Purchase Price” which shall be equal to the greater of:

i.
(x) the product of five (5) and the amount of the cash flow generated by the Stations during the twelve (12) months completed prior to the date upon which the Exercise Notice (as defined below) is given, reduced by (y) without duplication, the amount of the Station Indebtedness (as defined below) as of the date of the day prior to the Exercise Notice plus any amount owing as of that date by Mission to Nexstar or any of its affiliates; or

ii.	$100,000

b.	For purposes of determining the Cash Purchase Price,

i.
The amount of the cash flow referred to in Section 1(a)(1)(x) above will be determined in accordance with generally accepted accounting principles.  Nexstar, Mission, Smith and Thatcher will use reasonable efforts to assist in the determination of the Cash Purchase Price.

ii.
“Station Indebtedness” means, without duplication, (i) any indebtedness, including, but not limited to, principal, interest, fees, indemnities, reimbursement obligations in respect of letters of credit, costs, expenses or otherwise, for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due); (iv) any commitment by which an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association or government or department thereof (collectively or individually, a “Person”) assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any indebtedness secured by a Lien on a Person’s assets; and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

iii.
As used above, “Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or otherwise), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device) and “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated association or government or department thereof.

c.
On the Closing Date, the Cash Purchase Price payment shall be made pro rata to the holders of the then-outstanding Capital Stock based on the respective numbers of shares of Capital Stock held by them. Such purchase shall be pursuant to the Stock Purchase Agreement substantially in the form attached hereto in Exhibit A, with such revisions as the parties may mutually agree.

2. Consideration for Option.  In exchange for Smith’s and Thatcher’s grant of the Option set forth herein, Nexstar hereby tenders in cash the sum of $50 each of Smith and Thatcher.

3. Exercise of Option.

a.
To exercise the Option, Nexstar shall give written notice (an “Exercise Notice”) to Smith and Thatcher in accordance with the provisions of this Agreement at any time during the period commencing on the date hereof and continuing to and including the eighth (8th) anniversary of the date hereof (the “Option Term”).  The Option shall be considered to have been timely exercised if Nexstar forwards notice to Smith and Thatcher prior to the expiration of the Option Term, even if consummation of Nexstar’s acquisition of the Capital Stock occurs after the expiration of the Option Term.  For purposes of clarity, neither Mission, nor Smith nor Thatcher may terminate this Agreement after an Exercise Notice has been given (but not withdrawn).

b.
Nexstar may withdraw any Exercise Notice prior to the Closing by written notice to that effect to Mission, Thatcher and Smith.  No such withdrawal (and no withdrawal of any subsequent Exercise Notice) will affect Nexstar’s right subsequently to exercise the Option by delivering to Smith and Thatcher one or more other Exercise Notices prior to the expiration of the Option Term.

4. Operations of the Stations After Exercise of the Option.  Notwithstanding anything in this Agreement to the contrary, Nexstar shall not exercise any control over Mission or any of the Stations unless and until the prior approval of the FCC required by law or regulation has been obtained.  Between the date hereof and the consummation of the transactions contemplated herein, Smith and Thatcher, through their ownership of Mission, shall retain exclusive control over the operation of the Stations, including their programming, personnel and finances.

5. Additional Capital Stock.  In order to preserve for Nexstar the ability for Nexstar to acquire under this Agreement all of the Capital Stock that is outstanding from time to time, neither Smith nor Thatcher shall transfer any Capital Stock held by them to any person or entity that does not become a party to this Agreement with the same obligations as the transferor with respect to such Capital Stock, and the Company will not issue any Capital Stock to any Person that does not become a party to this Agreement with the same obligations as to such Capital Stock as Smith and Thatcher have with respect to the Capital Stock held by them; provided that this Section 5 shall not prohibit any pledge or transfer described in Section 3.1.5 of the Shareholders Agreement dated as of the date of this Agreement among Mission, Smith and Thatcher.

6. Assignment.  Neither Smith nor Thatcher shall assign their rights and obligations under this Agreement to any other person without the prior written consent of Nexstar.  Nexstar may assign its rights and obligations under this Agreement to any other person or entity.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties’ permitted assigns and successors.

7. No Third Party Beneficiaries.  The covenants, conditions and provisions of this Agreement are and shall be for the exclusive benefit of the parties hereto and their permitted successors and assigns; and nothing herein, express or implied, is intended or shall be construed to give any other person any right, remedy or claim, legal or equitable, under or by reason of this Agreement.

8. Notices.  All notices, demands, and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be delivered personally or sent by nationally recognized overnight delivery service, charges prepaid, or by registered or certified mail, return-receipt requested, and shall be deemed to have been given or made when personally delivered, the next business day after delivery to such overnight delivery service, three (3) days after deposited in the mail, first class postage prepaid, as the case may be, addressed as follows:

If to Mission:
Mission Broadcasting, Inc.
30400 Detroit Road
Suite 304
Westlake, OH 44145
Attention:   President

If to Smith:
30400 Detroit Road
Suite 304
Westlake, OH 44145

If to Thatcher:
30400 Detroit Road
Suite 304
Westlake, OH 44145

If to Nexstar:
Nexstar Broadcasting Group, Inc.
5215 N. O’Connor Blvd
Suite 1400
Irving, TX 75039
Attention:  Chief Executive Officer

9. Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the Person waiving compliance.  The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same.  No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

9. Section Headings.  Section headings in this Agreement are for the convenience of reference only and shall not affect the meaning of any Section hereof.

10. Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

12. Waiver of Jury Trial.  THE PARTIES HERETO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S DECISION TO ENTER THIS AGREEMENT.

13. Counterparts.  This Agreement may be executed in counterparts, each of which will be collectively deemed on and the same Agreement.  Delivery of an executed signature page by email or facsimile will be deemed an original for all intents and purposes.

14. Specific Performance.  Nexstar shall be entitled to seek specific performance from a court of competent jurisdiction (without posting bond or other security) with respect to Smith’s and Thatcher’s obligations under this Agreement, it being acknowledged that the Capital Stock constitutes unique property and that would be difficult, if not impossible, to quantify the damages that Nexstar would incur from either Smith’s or Thatcher’s failure to honor his/her obligations hereunder.  In the event that Nexstar seeks specific performance hereunder, Smith and Thatcher shall waive any defense that Nexstar has an adequate remedy at law.

15. Construction.  The words “herein,” “hereby,” “hereunder” and other similar words shall refer to this Agreement and not to any particular section unless the language expressly states to the contrary.  The word “including” shall mean including, without limitation.  The use of the words “or,” “either” and “any” shall not be exclusive.  Where the context so requires or permits, the use of the singular form includes the plural, the use of the plural form includes the singular, and the reference to either gender includes either and both genders.

16. Entire Agreement/Amendments.  This Agreement and the Exhibits hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between them relating to the subject matter hereof. No amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties hereto. The parties intend that this Agreement be in full compliance with all published rules, policies and orders of the FCC.  If the FCC orders that the parties change any term of this Agreement, then the parties will attempt to do so, consistent with said FCC order and the overall intent of this Agreement.

17. Cooperation.  The parties shall use commercially reasonable efforts to cooperate with each other in effectuating the intent and purpose of this Agreement in a timely manner.  Such cooperation shall include the execution of any document or other instrument, reasonably acceptable to the parties hereto in form and substance that are necessary to the consummation of the transactions contemplated hereunder.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MISSION BROADCASTING, INC.

By:	/s/ Nancie J. Smith
Name:	Nancie J. Smith
Title:	Chairman of the Board

NEXSTAR BROADCASTING, INC.

By:	/s/ Perry A. Sook
Name:	Perry A. Sook
Title:	President and Chief Executive Officer

NANCIE J. SMITH

/s/ Nancie J. Smith

DENNIS P. THATCHER

/s/ Dennis P. Thatcher